Exhibit 4.13

Dated 25 September 2014

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

and

DEUTSCHE BANK AG, SINGAPORE BRANCH

and

J.P. MORGAN SECURITIES PLC

SUBSCRIPTION AGREEMENT

relating to

US$500,000,000 4.125 per cent. Bonds due 2019

10th Floor, Alexandra House

Chater Road

Hong Kong

Telephone (852) 2842 4888

Facsimile (852) 2810 8133/2810 1695

Ref: L-229156

Table of Contents

Clause	Heading	Page

1	Issue of the Bonds and Publicity	1

2	Agreements by the Managers	2

3	Stabilisation	4

4	Listing	4

5	Representations, Warranties and Indemnity	4

6	Undertakings of the Issuer	15

7	Conditions Precedent	18

8	Closing	19

9	Expenses	20

10	Termination	21

11	Survival of Representations and Obligations	22

12	Communications	22

13	Currency Indemnity	23

14	Contracts (Rights of Third Parties) Act 1999	23

15	Governing Law and Jurisdiction	23

16	Counterparts	24

SCHEDULE 1 SELLING RESTRICTIONS		2

SCHEDULE 2 FORM OF CERTIFICATE CONFIRMING NO MATERIAL ADVERSE CHANGE		4

SCHEDULE 3 UNDERWRITING COMMITMENTS FOR THE BONDS		6

SCHEDULE 4 TERM SHEET		8

SCHEDULE 5 FORM OF CFO CERTIFICATE		11

SCHEDULE 6 ADDITIONAL WRITTEN COMMUNICATIONS		14

i

THIS SUBSCRIPTION AGREEMENT is made on 25 September 2014, BETWEEN:

1                                      SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION (the “Issuer” or the “Company”);

2                                      DEUTSCHE BANK AG, SINGAPORE BRANCH (“DB”); and

3                                      J.P. MORGAN SECURITIES PLC (“J.P. Morgan”, and together with DB, the “Managers”).

WHEREAS:

The Issuer and the Managers wish to record the arrangements agreed between them in relation to an issue of US$500,000,000 4.125 per cent. Bonds due 2019 (the “Bonds”). The Bonds will be in registered form in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof. The Bonds will only be offered and sold outside the United States (as defined below) in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933 (the “Securities Act”) and in the United States to qualified institutional buyers (as defined in the Securities Act) in reliance on Rule 144A (“Rule 144A”) under the Securities Act. The Bonds will be represented by separate global certificates (the “Rule 144A Global Bond Certificate” and the “Regulation S Global Bond Certificate” and, together, the “Global Bond Certificates”). The Rule 144A Global Bond Certificate will represent Bonds which are offered and sold in the United States in reliance on Rule 144A and are “restricted securities” within the meaning of the Securities Act.

1                                      Issue of the Bonds and Publicity

1.1                           Agreement to Issue the Bonds: The Issuer agrees to issue the Bonds on 7 October 2014, or such later date, not being later than 21 October 2014, as the Issuer and the Managers may agree (the “Closing Date”) to the Managers or as they may direct. The Bonds will be subscribed at a price equal to 98.963 per cent. of the principal amount of the Bonds (the “Issue Price”) subject to the adjustments referred to in Clause 9 and Clause 10.

1.2                           The Contracts: The Issuer will, not later than the Closing Date, enter into (and provide the Managers with a copy of) (i) a trust deed (the “Trust Deed”) dated on or about 7 October 2014 between The Bank of New York Mellon, London Branch as Trustee (the “Trustee”) and the Issuer and (ii) an agency agreement (the “Agency Agreement”) dated on or about 7 October 2014 (the “Agency Agreement”) between The Bank of New York Mellon, London Branch (the “Principal Paying Agent”), the Trustee, the Issuer and the agents named in it. The Bonds will be issued in accordance with the terms of the Trust Deed and will be in the respective forms set out in its Schedules 1 and 2. This Agreement, the Trust Deed and the Agency Agreement are together referred to as the “Contracts”.

1.3                           Offering Circular: The Issuer has prepared a preliminary offering circular (the “Preliminary Offering Circular”) dated 17 September 2014, the Disclosure Package as of the Time of Sale (such terms as defined below) and a final offering circular (the “Offering Circular”) dated the date of this Agreement for use in connection with the offering of the Bonds and the listing of the Bonds on the Singapore Exchange Securities Trading Limited (the “Singapore Stock Exchange”), and hereby authorises the Managers and their respective affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)) to distribute copies thereof in connection with the offering and sale of the Bonds.

1.4                           Publicity: The Issuer confirms the arrangements made on its behalf by the Managers for announcements in respect of the Bonds to be published on such dates and in such newspapers or other publications as the Issuer may agree with the Managers.

1.5                           Conditions: The terms and conditions of the Bonds (the “Terms and Conditions”) are as set out in Schedule 3 of the Trust Deed and the Offering Circular.

1.6                           Definitions: In this Agreement (including the recitals), the following expressions shall, unless the context requires otherwise, have the following meanings:

“Additional Written Communication” means any “written communication” (within the meaning of Rule 405 under the Securities Act), including the roadshow presentation dated as of 17 September 2014 and used during investor meetings from 18 September 2014 to 24 September 2014, prepared by or on behalf of the Issuer, or used or referred to by the Issuer, that constitutes an offer to sell or a solicitation of an offer to buy the Bonds. The Additional Written Communications are listed in Schedule 6 hereto;

“business day” means a day on which banks are open for business in London, New York City, Singapore and Hong Kong;

“Disclosure Package” means the Preliminary Offering Circular, as amended or supplemented at the Time of Sale by the final term sheet prepared pursuant to Clause 6.15 and in the form attached as Schedule 4 (Term Sheet) hereto;

“Shares” mean fully paid ordinary shares of par value US$0.0004 each of the Issuer; and

“Time of Sale” means 12:00 p.m. (New York time) on 25 September 2014, the time when sales of the Bonds were first made.

2                                      Agreements by the Managers

2.1                           Subscription: Each Manager agrees to severally (and not jointly) subscribe and pay for, or to procure subscribers to subscribe and pay for, the Bonds at the Issue Price less the deductions referred to in Clause 9 and Clause 10 on the Closing Date on the terms of this Agreement. Each Manager shall subscribe for such amount of Bonds as set out opposite its name in Schedule 3 herein.

2.2                           Restrictions: Each Manager severally (and not jointly) represents, warrants and agrees that it has complied and will comply with the terms set forth in Schedule 1.

2.3                           Agreement Among Managers: The Managers agree as between themselves that they will be bound by and will comply with the International Primary Market Association Standard Form Agreement Among Managers version 1 (English law) (the “Agreement Among Managers”) as amended in the manner set out below, and further agree that references in the Agreement Among Managers to the “Lead Manager” and “Managers” shall mean the Managers, references to the “Settlement Lead Manager” shall mean DB, references to the “Stabilising Manager” shall mean each of the Managers, references to the “Commitments” shall mean the amounts underwritten by the Managers in the amounts set out in Schedule 3 to this Agreement, references to the “Commitments Notification” shall mean this Agreement and references to “Combined Commission” shall mean the fees set out in this Agreement.

The Managers agree as between themselves to amend the Agreement Among Managers as follows:

2.3.1                   in clause 1 of the Agreement Among Managers, the phrase “as agent of the Issuer” shall be deemed to be deleted;

2.3.2                   clause 2 of the Agreement Among Managers shall be deemed to be deleted in its entirety;

2.3.3                   clause 3 of the Agreement Among Managers shall be deemed to be deleted in its entirety;

2.3.4                   clauses 4(2), 4(3) and the last two paragraphs of clause 4 of the Agreement Among Managers shall be deemed to be deleted in its entirety;

2.3.5                   clause 5 of the Agreement Among Managers shall be deemed to be deleted in its entirety and replaced with the following:

Each Manager acknowledges that, in order to assist in the orderly distribution of the Securities, the Stabilising Manager may, after consultation with the other Managers, overallot in arranging subscriptions, sales and purchases of the Bonds and may subsequently make purchases and sales of the Bonds, in addition to the Purchase Percentage, in the open market or otherwise, on such terms as the Stabilising Manager deems advisable. All such purchases, sales and over-allotments shall be made in accordance with applicable law for the account of the Managers pro rata to their respective Commitments; provided, however, notwithstanding the foregoing, each Manager shall be responsible for managing its individual long or short position (the “Individual Position”) and may cover any short position, sell any long position and/or engage in hedging activity in respect of its Individual Position (collectively, the “Stabilising Activities”). “Purchase Percentage” means the principal amount of Securities subscribed for by a Manager as a ratio of the aggregate principal amount of the Securities.

Each Manager shall be liable for any loss, or entitled to any profit, arising from its own Stabilising Activities and, for the avoidance of doubt, no Manager shall be liable for such loss, or entitled to any profit, arising from the Stabilising Activities of any other Manager’s Individual Position. All Stabilising Activities and any gains or losses arising therefrom shall be made in accordance with applicable law. Upon the aforementioned consultation by the Stabilising Manager with the other Manager, any Stabilising Activities may begin on or after the date on which adequate public disclosure of the terms of the offer of the Securities is made and, if begun, may be ended at any time, and must be brought to an end after a limited period;

2.3.6                   clause 6 of the Agreement Among Managers shall be deemed to be deleted in its entirety and replaced with the following:

The Managers agree that all fees and expenses that are the joint responsibility of the Managers and payable by the Managers and any out-of-pocket expenses that are the joint responsibility of the Managers and reimbursable but not reimbursed by the Company shall be aggregated and allocated among the Managers pro rata to their respective Commitments and each Manager authorizes the Settlement Lead Manager to charge or credit such Manager’s account for its proportional share of such fees and expenses; and

2.3.7                   clause 7 of the Agreement Among Managers shall be deemed to be deleted in its entirety.

Within 90 days of the Closing Date, the Settlement Lead Manager shall determine and pay the net commissions due to the other Managers.

Where there are any inconsistencies between this Agreement and the Agreement Among Managers, the terms of this Agreement shall prevail as between the Managers.

3                                      Stabilisation

3.1                           Authority: Each Manager (or agents acting on its behalf) for its own account may, to the extent permitted by applicable laws and directives, over-allot and effect transactions with a view to supporting the market price of the Bonds at a level higher than that which might otherwise prevail, but in doing so such Manager shall act as principal and not as agent of the Issuer and in no circumstances shall the Issuer be obliged to issue more than US$500,000,000 in principal amount of the Bonds.

3.2                           Stabilisation Losses: As between the Issuer and the Managers, any loss resulting from over-allotment and stabilisation shall be borne, and any profit arising therefrom shall be retained, by each Manager solely for its own account.

4                                      Listing

4.1                           Application for Listing: The Issuer confirms that it has made or caused to be made an application for the Bonds to be listed on the Singapore Stock Exchange.

4.2                           Supply of Information: The Issuer agrees to deliver to the Singapore Stock Exchange copies of the Offering Circular and to take such other steps as may be required for the purpose of obtaining such listing.

4.3                           Maintenance of Bond Listing: The Issuer will use reasonable endeavours to obtain and maintain such listing for as long as any Bond is outstanding and pay all fees and supply any and all documents, information and undertakings and publish all announcements as required by the Singapore Stock Exchange for such purpose. If, however, they are unable to maintain such listing, having used such endeavours, or if the maintenance of such listing is unduly onerous, the Issuer will instead use reasonable endeavours as soon as reasonably practicable to obtain and thereafter to maintain a listing for the Bonds on such other stock exchange, as is commonly used for the quotation or listing of debt securities, prior to the Closing Date as it may (with the approval of the Managers) decide or, failing such decision, as the Managers may reasonably determine and after the Closing Date in accordance with the terms of the Trust Deed.

5                                      Representations, Warranties and Indemnity

5.1                           As of the Time of Sale and the date hereof, the Issuer represents and warrants to and (where applicable) agrees with, the Managers that:

5.1.1                 Validity of the Bonds: the Bonds have been duly authorised by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the other Contracts, the Bonds will constitute valid and legally binding obligations of the Issuer;

5.1.2                 Status: the Bonds (when issued) will constitute direct, unconditional, unsecured and unsubordinated obligations of the Issuer and will at all times rank pari passu without any preference among themselves and with all other present and future direct, unconditional, unsecured and unsubordinated obligations of the Issuer other than those preferred by statute or applicable law and subject to the Terms and Conditions;

5.1.3                 Restrictions: there are no restrictions on transfers of the Bonds under laws or regulations of the Cayman Islands or Hong Kong, or pursuant to the Issuer’s constitutional documents, or pursuant to any agreement or other instrument to which the Issuer is a party or by which it may be bound;

5.1.4                 Capitalisation: the Issuer has an authorised capitalisation as set forth in the Offering Circular under the heading “Capitalisation”; and all the outstanding shares of capital stock or other equity interests of each subsidiary of the Issuer have been duly and validly authorised and issued, are fully paid and non-assessable, and all such equity interests are owned directly or indirectly by the Issuer, free and clear of all liens, charges, encumbrances, security interests, restrictions on voting or transfer or claims of any third party;

5.1.5                 No non-public information: save for the matters set out in the Disclosure Package and the Offering Circular, the Company is not in possession of any non-public information relating to the Company, any of the Company’s subsidiaries (together with the Company, the “Group”) or their respective businesses the release of which could materially affect the issue and offer of the Bonds and there is not in existence any material or information relating to the Company which will be required to be but has not been disclosed by the Company under the HK Listing Rules or the Exchange Act. Without prejudice to the generality of the foregoing, there is no material information (including, without limitation, any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Group) that is not described in the Disclosure Package and the Offering Circular which information is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group;

5.1.6                 Information: all information (whether oral, written, electronic or in any other form) supplied by or on behalf of the Company, any other member of the Group or any of their respective officers, directors, employees or advisers, for the purpose of or in connection with the Offering or the Company and all publicly available information and records of the Company since 1 July 2014 (including information contained in annual reports, statutory filings and registrations) is and was, when supplied or published, true and accurate in all material respects and not misleading in any material respect;

5.1.7                 Litigation: save as disclosed in the Disclosure Package and the Offering Circular, there is no claim, litigation, arbitration, prosecution or other legal proceedings or police, legal or regulatory investigation or enquiry in progress or pending or threatened against any member of the Group or any of its properties or (as far as the Company is aware) the Company’s executive directors, officers, properties or employees nor, so far as the Company is aware, is there any claim or any facts or circumstances of a material nature which would give rise to a claim against any member of the Group or any of its properties or the Company’s executive directors, which in any such case would result in a material adverse effect upon the condition, financial or otherwise or the earnings, business affairs or business prospects (whether or not arising in the ordinary course of business) or properties of the Company or of the Group (taken as a whole) or would adversely affect the ability of the Issuer to perform its obligations under the Contracts or which is material in the context of the issue and offering of the Bonds (“Material Adverse Effect”);

5.1.8                 No Material Adverse Change: save as disclosed in the Disclosure Package and the Offering Circular, there has been no material adverse change, or any development involving or reasonably likely to involve a prospective material adverse change, in the condition, financial or otherwise, or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) of the Company or the Group as a whole since 30 June 2014;

5.1.9                 Incorporation: each member of the Group is duly incorporated and validly existing under the laws of the place of its incorporation and each member of the Group has power to own its assets and to conduct its business in the manner presently conducted and there has been no petition filed, order made or effective resolution passed for the liquidation or winding-up of any member of the Group;

5.1.10          Approvals:

(i)                                  each member of the Group has obtained such certificates, authorisations, licences, orders, consents, approvals or permits (“Approvals”) issued by, and has made all declarations and filings with, all appropriate national, state, local and other governmental agencies or bodies, all exchanges and all courts and other tribunals, domestic or foreign, as are required under the provisions of any applicable law in connection with the operation of its business;

(ii)                               there is no breach by any member of the Group of the Approvals or provisions of any ordinance, statute or regulation governing such authorisations or licences which would result in a Material Adverse Effect nor is there any reason why any such Approvals should be withdrawn, revoked, modified or cancelled;

5.1.11          Laws and Listing Rules: the Company is not in breach of any rules, regulations or requirements of the Hong Kong Stock Exchange or any applicable laws and, in particular, the Company has complied at all times with the applicable rules and requirements under the HK Listing Rules and all applicable laws, save for any breach or non-compliance which is not material in the context of the issue and offering of the Bonds;

5.1.12          No order or judgment: save as disclosed in the Disclosure Package and the Offering Circular, there is no order, decree or judgment of any court or governmental agency or regulatory body outstanding or anticipated against any member of the Group which would result in a Material Adverse Effect;

5.1.13          Contingent Liabilities: no material outstanding indebtedness of any member of the Group has become payable or repayable by reason of any default of any member of the Group and no event has occurred or is impending which may result in such indebtedness becoming payable or repayable prior to its maturity date, in a demand being made for such indebtedness to be paid or repaid or in any step being taken to enforce any security for any such indebtedness of any member of the Group which would result in a Material Adverse Effect;

5.1.14          No default: save as disclosed in the Disclosure Package and the Offering Circular, no member of the Group is a party to or under any obligation which is material and which is of an unusual or unduly onerous nature; no member of the Group is in breach of or in default (nor has event occurred which, with the giving of notice and/or lapse of time and/or fulfillment of any other requirement would result in a default by the Issuer or any member of the Group) of its constitutional documents or any contract or agreement which, individually or in the aggregate may have or has had a Material Adverse Effect;

5.1.15          Offering Circular:

(i)                                  (a) the Preliminary Offering Circular, as of its date of issue, did not, (b) the Disclosure Package, as of the Time of Sale, did not, and as of the Closing Date, will not, and (c) the Offering Circular, as of its date and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Preliminary Offering Circular, the Disclosure Package or the Offering Circular made in reliance upon and in conformity with information furnished to the Issuer in writing by or on behalf of the Managers expressly for use therein as set out in Clause 5.3.1(ii);

(ii)                               (a) each of the Preliminary Offering Circular as of its date of issue, the Disclosure Package as of the Time of Sale contained and the Offering Circular when issued will contain all information with respect to the Issuer, the Group and the Bonds which is material in the context of the issue and offering of the Bonds (including the information which, is required by applicable laws of Cayman Islands and according to the particular nature of the Issuer and the Bonds, is necessary to enable investors and their investment advisers to make an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Issuer and of the rights attaching to the Bonds), (b) the statements relating to the Issuer and to the Group contained in the Preliminary Offering Circular as of its date of issue and the Disclosure Package as of the Time of Sale were and the Offering Circular when issued will be, true and accurate in all material respects and not misleading, (c) the opinions and intentions with regard to the Issuer and to the Group expressed in the Preliminary Offering Circular as of its date of issue and the Disclosure Package as of the Time of Sale were, and the Offering Circular will be honestly held, have been reached after considering all relevant circumstances and were based on reasonable assumptions, (d) there were no other facts in relation to the Issuer, the Group or the Bonds the omission of which would, in the context of the issue and offering of the Bonds make any statement in the Preliminary Offering Circular as of its date of issue, the Disclosure Package as of the Time of Sale and the Offering Circular (when issued) misleading in any material respect and (e) all reasonable enquiries have been made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements;

5.1.16          Additional Written Communications: other than the Preliminary Offering Circular and the Offering Circular, the Issuer (including its agents and representatives, other than the Managers, their affiliates or any person acting on their behalf) has not made, used, prepared, authorised, approved or referred to and will not prepare, make, use, authorise, approve or refer to any Additional Written Communication other than the documents listed on Schedule 6 hereto, including the final term sheet prepared pursuant to Clause 6.15 and in the form attached as Schedule 4 (Term Sheet), and other Additional Written Communications used in accordance with Clause 6.14; each such Additional Written Communication, when taken together with the Disclosure Package, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

5.1.17          Financial Statements: the consolidated audited financial statements of the Issuer and its consolidated subsidiaries taken as a whole (the “Consolidated Group”) as at and for the three years ended 31 December 2011, 2012 and 2013 and the consolidated financial statements of the Consolidated Group as at and for the six months ended 30 June 2014 provided to the Managers and to be included in the Disclosure Package and the Offering Circular were prepared in accordance with International Financial Reporting Standards (“IFRS”), and pursuant to the relevant laws of, Hong Kong consistently applied and present a true and fair view of the financial position of the Issuer and of the Consolidated Group as at the dates, and the results of operations and changes in financial position of the Issuer and of the Consolidated Group for the periods in respect of which they have been prepared;

5.1.18          Title:

(i)                                  the Issuer and each member of the Group has good and marketable title to all real property, personal property and any other assets owned by it (including such property or assets as described in the Disclosure Package and the Offering Circular) or any rights or interests thereto, in each case as is necessary to conduct the business now operated by it (“Assets”);

(ii)                               the Issuer and each member of the Group has received all necessary approvals in order to have good and marketable title to its Assets, including without limitation approvals relating to the evaluation, acquisition and perfection of such title; and

(iii)                            there are no charges, liens, encumbrances or other security interests or third party rights or interests, conditions, planning consents, orders, regulations, defects or other restrictions affecting any of such Assets which could have a material adverse effect on the value of such Assets, or limit, restrict or otherwise have a material adverse effect on the ability of the relevant member of the Group to utilise or develop any such Assets and, where any such Assets are held under lease, each lease is a legal, valid, subsisting and enforceable lease, in each case except for such defects in title, lack of approvals or lack of leases which would individually or in the aggregate have a Material Adverse Effect;

5.1.19          Validity of Contracts: (i) the Company has power under its constitutional documents to permit its entry into, and perform its obligations under, this Agreement in the manner set out herein and the other Contracts, and (ii) this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by and constitutes, and the other Contracts (and their performance) will be duly authorised by the Company prior to the Closing Date and upon execution and delivery prior to or on the Closing Date will constitute, legally binding and enforceable obligations of the Company in accordance with their respective terms, subject to the laws relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, and general principles of equity;

5.1.20          Consents: there is no authorisation, consent, approval, licence or notification required for the purposes of or as a consequence of the issue of the Bonds, the carrying out of the other transactions contemplated by the Contracts and the Bonds, or the compliance by the Issuer with the terms of the Bonds or the Contracts, either from governmental, regulatory or other public bodies or authorities or courts or from any third party pursuant to any contractual or other arrangement to which the Company or any other member of the Group is a party, except for those which have been, or will on or prior to the Closing Date be, obtained (including but not limited to the approval for the listing of the Bonds on the Singapore Stock Exchange;

5.1.21          Compliance: the execution and delivery of the Contracts, the issue and offering of the Bonds, the compliance by the Company with all of the provisions of the Contracts, as well as the consummation of the transactions contemplated in the Contracts do not and will not:

(i)                                  conflict with or result in a breach of any of the provisions of or under, the documents constituting the Issuer or its subsidiaries;

(ii)                               conflict with or result in a breach or violation of, or result in any third party consent being required under, or constitute a default (nor has any event occurred which, with the giving of notice and/or the lapse of time and/or the fulfillment of any other requirement would result in a default) by the Issuer or any member of the Group under any of the terms or provisions of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant, instrument, to which any member of the Group is a party or by which any of the property or assets of any member of the Group is subject; or

(iii)                            infringe any existing applicable law, order, rule or regulation, including, without limitation, to the extent applicable, the Companies Ordinance, the HK Listing Rules, the Takeovers Code or any judgment, authorisation decree or order of any court or governmental agency or body or court, domestic or foreign, having jurisdiction over any member of the Group or the property or assets of any member of the Group;

5.1.22          No Fiduciary Relationship: the Issuer acknowledges and agrees that (i) the purchase and sale of the Bonds pursuant to this Agreement, including the determination of the issue of the Bonds and any related discounts and commissions, is an arm’s-length commercial transaction between the Issuer, on the one hand, and the Managers, on the other hand; (ii) in connection with the Offering, the Managers are and have been acting solely as principal and are not the agent or fiduciary of the Issuer or any of its stockholders, creditors, employees or any other party; (iii) the Managers have not assumed nor will they assume an advisory or fiduciary responsibility in favour of the Issuer with respect to the Offering or the process leading thereto (irrespective of whether the Managers have advised or are currently advising the Issuer on other matters) and the Managers have no obligation to the Issuer with respect to the Offering except the obligations expressly set forth in this Agreement; (iv) the Managers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer; and (v) the Managers have not provided any legal, accounting, regulatory or tax advice with respect to the Offering and the Issuer has consulted its own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. This Agreement supersedes any prior agreement or understanding (whether written or oral) between the Issuer and the Managers with respect to the subject matter of this Clause 5.1.22;

5.1.23          Anti-Money Laundering: the operations of the Issuer and each member of the Group are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any member of the Group and any of their jointly controlled entities with respect to the Money Laundering Laws is pending or, to the best knowledge of the Issuer (after due and careful enquiry), threatened;

5.1.24          No Unlawful Payments: neither the Issuer nor any member of the Group nor any director, officer or employee of, nor, to the best of the knowledge of the Issuer (after due and careful enquiry), any agent, affiliate of or other person acting on behalf of the Issuer or any member of the Group, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any other applicable anti-bribery or anti-corruption law or regulation similar to the FCPA (including but not limited to, the UK Bribery Act of 2010), in any other jurisdiction in which the Issuer or any member of the Group operates including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any

“foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other similar applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction; and the Issuer and every member of the Group has conducted their businesses in compliance with the FCPA and any other similar applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction and have instituted and maintain policies and procedures designed to ensure continued compliance with, and prevent violation of, such laws, rules and regulations;

5.1.25          Sanctions: neither the Issuer nor any member of the Group nor any director, officer, or employee of, nor, to the best of the knowledge of the Issuer (after due and careful enquiry), any agent, affiliate of or other person acting on behalf of the Issuer or any member of the Group:

(i)                                  is an individual or entity (a “Person”) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Government (including but not limited to the designation as a “specially designated national” or “blocked person” thereunder) or any sanctions or requirements imposed by, or based upon the obligations or authorisations set forth in, the U.S. Trading With The Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions Accountability and Divestment Act and Section 1245 of the National Defense Authorization Act for Fiscal Year 2012, the U.S. Syria Accountability and Lebanese Sovereignty Act, or the Iran Threat Reduction and Syria Human Rights Act of 2012, all as amended, or any Executive Orders issued in relation to the imposition of sanctions, or any sanctions or measures imposed by the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”) (collectively, the “Sanctions”);

(ii)                               is located, organised or operating in a country or territory that is the subject of Sanctions;

(iii)                            has for the past five years engaged in, and is now engaged in any dealings or transactions with any government, person, entity or project targeted by, or located in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions;

(iv)                           is or has been in violation of or subject to an investigation relating to any Sanctions; and neither the Issuer nor any member of the Group will directly or indirectly use the proceeds of the offering of the Bonds hereunder, or lend, contribute or otherwise make available all or part of such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of or business with any Person currently subject to any Sanctions or operating in any country or territory that is the subject of Sanctions where such operations are in violation of such Sanctions or in any other manner that would result in a violation by any Person (including any Person participating in the offering, whether as underwriter, adviser, investor or otherwise) of Sanctions;

5.1.26          Stabilisation: the Issuer has not issued and will not issue, without the prior consent of the Managers, any press or other public announcement referring to the proposed issue of Bonds unless the announcement adequately discloses the fact that the stabilising action may take place in relation to the Bonds to be issued and neither the Issuer nor any of its affiliates (as defined in Rule 501(b) of Regulation D), nor any person acting on behalf of any of them has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of any security to facilitate the sale or resale of the Bonds;

5.1.27          Foreign Issuer and U.S. Market Interest: the Issuer is a “foreign issuer” (as such term is defined in Regulation S) which reasonably believes that there is no “substantial U.S. market interest” (as defined in Regulation S) in the Issuer’s debt securities;

5.1.28          Directed Selling Efforts: neither the Issuer nor any of its affiliates (as defined in Rule 405 under the Securities Act) nor any persons acting on behalf of any of them (other than the Managers, their affiliates or any person acting on their behalf, as to whom no representation or warranty is made) has engaged or will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Bonds;

5.1.29          No Registration: assuming the compliance by the several Managers with the terms set forth in Schedule 1 under the caption “United States” no registration of the Bonds under the Securities Act will be required for the offer, sale and delivery of the Bonds by the Managers in the manner contemplated by this Agreement;

5.1.30          General Solicitation or General Advertising: none of the Issuer, its affiliates, nor any persons acting on any of their behalf (other than the Managers, their affiliates or any person acting on their behalf as to whom no representation or warranty is made) has engaged or will engage in any form of general solicitation or general advertising (as those terms are used in Rule 502(c) of Regulation D) in connection with any offer or sale of Bonds in the United States;

5.1.31          Eligibility: the Bonds satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act; no securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Bonds are listed on any national securities exchange registered under Section 6 of the Exchange Act;

5.1.32          Non-integration: neither the Issuer nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has or will, directly or through any agent (other than through the Managers, their affiliates or any person acting on their behalf), sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Bonds in a manner that would require registration of the Bonds under the Securities Act;

5.1.33          Investment Company Act: the Issuer is not now, nor will it be after giving effect to the offering and sale of the Bonds and the application of the proceeds thereof as described in each of the Disclosure Package and the Offering Circular, required to be registered as an “investment company” under the Investment Company Act of 1940 (the “Investment Company Act”);

5.1.34          Environmental Laws: each member of the Group has complied in all respects with all applicable Environmental Laws, save where any non-compliance would not have a Material Adverse Effect. For the purpose of this Clause 5.1.34, “Environmental Laws” means any and all supra-national, national, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or other governmental restrictions relating to the protection of the environment (including, without limitation, human, animal and plant life, ambient air, surface water, ground water, or land), the protection of property and proprietary rights or for the compensation of harm to the environment whether by clean-up, remediation, containment or other treatment or the payment of monies to any competent authority;

5.1.35          Insurance: the Issuer and each member of the Group has in place all insurance policies necessary and customary for the conduct of their businesses as currently operated and for compliance with all requirements of law, such policies are in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy, and each member of the Group has complied in all material respects with the terms and conditions of such policies, except where breach of this provision would not have a Material Adverse Effect;

5.1.36          Accounting Controls: the Issuer and each member of the Group makes and keeps books and records which are accurate in all material respects and maintain systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS or PRC GAAP in respect of the Company’s subsidiaries incorporated under the laws of the People’s Republic of China (the “PRC”), including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorisations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS or PRC GAAP in respect of the Company’s subsidiaries incorporated under the laws of the PRC and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorisation and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There are no material weaknesses or significant deficiencies in the Issuer’s internal controls;

5.1.37          Independent Accountants: Deloitte Touche Tohmatsu (“Deloitte”) and PricewaterhouseCoopers (“PWC”), who have certified certain financial statements of the Consolidated Group are each independent public accountants with respect to the Consolidated Group within the meaning of IFRS;

5.1.38          Intellectual Property: the Issuer and each member of the Group owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licences, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by it in each country in which it operates as described in the Disclosure Package and the Offering Circular, and neither the Issuer nor any member of the Group has received any notice or is otherwise aware of any infringement of or conflict in any jurisdiction with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Issuer or any member of the Group therein, and which infringement or conflict (if the subject of any unfavourable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would have a Material Adverse Effect; and

5.1.39          Events of Default or Relevant Event: no event has occurred or circumstance arisen which, had the Bonds already been issued, could reasonably be expected to (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement): (i) constitute an event described under “Events of Default” in the Terms and Conditions; or (ii) a Change of Control (as defined in the Terms and Conditions) resulting in the entitlement of the Bondholders to exercise the put option under the Bonds;.

5.2                           Repetition: Subject to Clause 11, the representations and warranties contained in, or given pursuant to, Clause 5.1 shall be deemed to have been repeated at the Closing Date taking into account facts and circumstances subsisting at such date.

5.3                           Indemnity:

5.3.1                 The commitment of each of the Managers under this Agreement being made on the basis of the foregoing representations and warranties and agreements of the Issuer with the intention that such representations and warranties shall remain true and accurate in all respects up to and including the Closing Date and that the agreements shall have been performed on or before the Closing Date and the Issuer undertakes to pay each Manager on demand an amount which on an after tax basis is equal to any liability, damages, cost, claim, loss or expense (including, without limitation, legal fees, costs and expenses) (a “Loss”) incurred by it, its respective subsidiaries, affiliates or any person who controls any of them or any of their respective directors, officers, employees or agents (each an “Indemnified Person”) in respect of or in connection with:

(i)                                  any breach or alleged breach of any of the representations, warranties, undertakings or agreements contained in, or deemed to be made pursuant to, this Agreement or any certificate issued by the Issuer, including (without limitation) the failure by the Issuer to issue the Bonds;

(ii)                               any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Circular, the Disclosure Package, the Offering Circular or Additional Written Communication (or any supplement to it), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, save to the extent that such Loss arises solely from statements in the Preliminary Offering Circular, the Disclosure Package or the Offering Circular made in reliance upon and in conformity with information furnished to the Issuer in writing by or on behalf of the Managers expressly for use therein, it being understood and agreed that the only such information consists of the names of the Managers as set forth in paragraphs 1 under the heading “Subscription and Sale” in the Preliminary Offering Circular, the Disclosure Package or the Offering Circular;

(iii)                            the issue and publication of the Preliminary Offering Circular, the Disclosure Package, the Offering Circular, the Additional Written Communication (or any supplement to it) and any supplementary offering circular and/or any other documentation relating to the offering and sale of the Bonds;

(iv)                           the performance by the Managers of their respective obligations under this Agreement in relation to the Offering and which do not in any such case arise primarily from that Manager’s own gross negligence, fraud or wilful default as determined by final judgment of a court of competent jurisdiction; or

(v)                              the failure or alleged failure by the Issuer or any member of the Group or any of their respective directors or officers to comply with any requirements of statute or regulation in relation to the offering and sale of the Bonds.

Loss shall include (without limitation) all Losses which an Indemnified Person may incur in investigating, preparing, disputing or defending, or providing evidence in connection with, any litigation, claim, action, proceeding, investigation, demand, judgment or award (each a “Claim”) (whether or not the Indemnified Person is an actual or potential party to such Claim) or in establishing any Claim or mitigating any Loss on its part or otherwise enforcing its rights under this Clause 5.3, which shall be additional and without prejudice to any rights which the Indemnified Person may have at common law or otherwise.

5.3.2                 None of the Managers shall have any duty or obligation, whether as fiduciary or trustee for any Indemnified Person or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause 5.3 and save to the extent notified in writing to an Indemnified Person by that Manager, each Manager (without obligation) will have the sole conduct of any action to enforce such rights on behalf of the Indemnified Person. This Agreement may be terminated, amended or varied in any way and at any time by the parties hereto without the consent of any Indemnified Person.

5.3.3                 For the avoidance of doubt, the amount of any claim by the Managers against the Issuer pursuant to Clause 5.3.1 shall be reduced by any amount recovered by an Indemnified Person pursuant to Clause 5.3.2 and vice versa, in respect of the same Loss where it has recovered such Loss from the Issuer under any such Clause.

6                                     Undertakings of the Issuer

The Issuer undertakes with the Managers that:

6.1                           Taxes: the Issuer will pay:

(i)                                   any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties in the Cayman Islands, the United Kingdom, Singapore, Hong Kong, the Grand Duchy of Luxembourg or Belgium and all other relevant jurisdictions payable on or in connection with the creation, issue and offering of the Bonds or the execution or delivery of the Contracts; and

(ii)                                in addition to any amount payable by it under this Agreement, any value added, service, turnover or similar tax payable in respect thereof (and references in this Agreement to such amount shall be deemed to include any such taxes so payable in addition to it);

6.2                           Amendment: if at any time prior to the date falling the later of (i) 40 days after the Closing Date or (ii) the completion of the distribution of the Bonds in the view of the Managers, any event shall have occurred as a result of which the Disclosure Package or the Offering Circular, as then amended or supplemented, would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made when such Disclosure Package or the Offering Circular is delivered, not misleading, or if for any other reason it shall be necessary to amend or supplement the Disclosure Package or the Offering Circular, the Issuer will notify the Managers, and, upon reasonable request from the Managers, will prepare and furnish without charge to the Managers as many copies as the Managers may from time to time reasonably request of such amendment or a supplement to the Disclosure Package or the Offering Circular which will correct such statement or omission and the representations and warranties contained in, or given pursuant to, Clause 5.1 will be true and accurate with respect to such amendment or supplement to the Disclosure Package or the Offering Circular as if repeated as of its date;

6.3                           Warranties: the Issuer will as soon as reasonably practicable, notify the Managers if at any time prior to payment of the net subscription moneys to the Issuer on the Closing Date anything occurs which renders or may render untrue or incorrect in any respect any of its representations, warranties, agreements and indemnities herein and will as soon as reasonably practicable, take such steps as the Managers may reasonably require to remedy and/or publicise the fact;

6.4                           Lock-up: neither the Issuer nor any person acting on its or their behalf will (i) issue, offer, sell, contract to sell or otherwise transfer or dispose of (or publicly announce any such issue, offer, sale, contract to sale, transfer or disposal or otherwise make public an intention to do so), either conditionally or unconditionally or directly or indirectly, any other notes, bonds or other debt securities of whatsoever nature in the international debt capital markets where the notes, bonds or other debt securities would be issued or guaranteed by the Issuer or any other member of the Group or (ii) announce or otherwise make public an intention to do any of the foregoing, in any such case without the prior written consent of the Managers between the date hereof and the date which is 90 days after the date hereof (both dates inclusive);

6.5                           Approvals and Filing: the Issuer will use reasonable endeavours to obtain all approvals and consents and as soon as reasonably practicable make all notifications, registrations and filings as may from time to time be required in relation to the Bonds;

6.6                           Clearing Systems: the Issuer shall co-operate with the Managers and use reasonable endeavours to permit the Bonds to be eligible for clearance and settlement through the facilities of The Depositary Trust Company;

6.7                           Use of Proceeds: the Issuer shall use the net proceeds from the issue of the Bonds in the manner as will be specified in the Disclosure Package and the Offering Circular under “Use of Proceeds”;

6.8                           Sanctions: Neither the Issuer nor any member of the Group will directly or indirectly use the proceeds of the offering of the Bonds hereunder, or lend, contribute or otherwise make available all or part of such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of or business with any Person currently subject to any Sanctions or operating in any country or territory that is the subject of Sanctions where such operations are in violation of such Sanctions or in any other manner that would result in a violation by any Person (including any Person participating in the offering, whether as underwriter, adviser, investor or otherwise) of Sanctions;

6.9                           Announcements: between the date hereof and a period of 40 days after the Closing Date (both dates inclusive), the Issuer will, and will cause its subsidiaries and affiliates and all other parties acting on its or their behalf to, without the prior consent of the Managers (unless prevented by applicable law or regulations), not issue any announcement concerning, or which could be material in the context of, the offering and distribution of the Bonds except as required by applicable law, regulations or rules (including the HK Listing Rules and Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong));

6.10                    Financial Information: for so long as any of the Bonds remains outstanding the Issuer will furnish to the Managers, copies of financial statements and other periodic reports that the Issuer may furnish generally to holders of its debt securities;

6.11                    Qualification: the Issuer will promptly from time to time take such action as the Managers may reasonably request in order to ensure the qualification of any Bonds for offering and sale under the securities laws of such jurisdictions in the United States as the Managers may reasonably request, and to comply with those laws so as to permit the continuance of sales and dealings in the Bonds in those jurisdictions for as long as may be necessary to complete the distribution of the Bonds, provided however, that in connection therewith, the Issuer shall not be obliged to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which they are not qualified;

6.12                    Investment Company Act: for so long as any of the Bonds remain outstanding, the Issuer will not be or become an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

6.13                    Restricted Securities: for so long as any Bonds are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer will (i) not, and shall not permit any of its affiliates to, resell any Bonds that have been acquired by any of them otherwise than pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act and (ii) if it ceases to be subject to and in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act or the information furnishing requirements of Rule 12g3-2(b) thereunder, provide to any holder of Bonds that are restricted securities, or to any prospective subscriber or purchaser of Bonds that are restricted securities designated by a holder, upon the request of such holder or prospective subscriber or purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act in order to consummate an offer and sale under such Rule that is exempt from registration under the Securities Act, and The Contracts (Rights of Third Parties) Act 1999 applies to this clause 6.13;

6.14                    Additional Written Communications:  before making, preparing, using, authorising, approving or referring to any Additional Written Communication, the Issuer will furnish to the Managers and counsel for the Managers a copy of such written communication for review and will not make, prepare, use, authorise, approve or refer to any such written communication to which the Managers may reasonably object; and

6.15                    Term Sheet: prepare a final term sheet, containing solely a description of the final terms of the Bonds and the offering thereof, in the form approved by the Managers (whose approval shall not be unreasonably withheld or delayed) and attached as Schedule 4 (Term Sheet) hereto.

7                                      Conditions Precedent

7.1                           The obligations of the Managers to subscribe and pay for the Bonds are conditional on:

7.1.1                 Other Contracts: the execution and delivery (on or before the Closing Date) of the other Contracts, each in a form reasonably satisfactory to the Managers, by the respective parties;

7.1.2                 Auditors’ Letters: upon the date of this Agreement and on the Closing Date, there having been delivered to the Managers letters, in form and substance reasonably satisfactory to the Managers in accordance with Statement on Auditing Standards No. 72, dated the date of this Agreement in the case of the first letter and dated the Closing Date in the case of the subsequent letter, and addressed to the Managers from PWC and Deloitte, Certified Public Accountants to the Issuer;

7.1.3                 Compliance: at the Closing Date:

(i)                                  the representations and warranties of the Issuer in this Agreement being true, accurate and correct at, and as if made on such date;

(ii)                               the Issuer having performed all of its obligations under this Agreement to be performed on or before such date; and

(iii)                            there having been delivered to the Managers a certificate in the form attached as Schedule 2, dated as of such date, of a duly authorised officer of the Issuer to such effect;

7.1.4                 CFO Certificate: on the date of this Agreement, there having been delivered to the Managers a certificate of the chief financial officer of the Issuer in the form attached as Schedule 5 dated as of such date;

7.1.5                 Ratings: there having been, between the date of this Agreement and the Closing Date, no downgrading in the rating of any of the Issuer’s debt by S&P’s or the placing on “Creditwatch” with negative implications or similar publication of formal review by the relevant rating agency;

7.1.6                 Material adverse change: after the date hereof or, if earlier, the dates as of which information is given in the Offering Circular up to and at the Closing Date, there not having occurred any change (nor any development or event reasonably likely to involve a prospective change), in the condition (financial or other), prospects, results of operations or general affairs of the Issuer or of the Group, which, in the opinion of the Managers, is material and adverse in the context of the issue and offering of the Bonds;

7.1.7                 Other consents: on or prior to the Closing Date there shall have been delivered to the Managers copies of all resolutions, consents, authorities and approvals required in relation to the issue of the Bonds and the performance of its obligations under the Trust Deed, the Agency Agreement and the Bonds (including the consents and approvals required from all lenders);

7.1.8                 Listing: the Singapore Stock Exchange having agreed, subject to any conditions reasonably satisfactory to the Managers, to list the Bonds (or, in each case, the Managers being reasonably satisfied that such listing will be granted);

7.1.9                 Legal Opinions: on or before the Closing Date, there having been delivered to the Managers, in form and substance reasonably satisfactory to the Managers, dated the Closing Date, the following:

(i)                                  legal opinions as to English and U.S. federal securities law and U.S. disclosure letter of Slaughter and May, legal advisers to the Issuer as to English and United States law;

(ii)                               legal opinion as to Cayman Islands law of Conyers Dill & Pearman (Cayman) Limited, legal advisers to the Issuer as to Cayman Islands law;

(iii)                            legal opinions as to English and U.S. federal securities law and U.S. disclosure letter of Linklaters, legal advisers to the Managers as to English and United States law;

(iv)                           legal opinion as to PRC law of Zhong Lun Law Firm, legal advisers to the Managers as to PRC law; and

(v)                              legal opinion as to PRC law of Jun He Law Firm, legal advisers to the Issuer as to PRC law; and

7.1.10          DTC: the Bonds are eligible for clearance and settlement through the Depository Trust Company (“DTC”).

7.2                           Waiver: The Managers may, at their discretion and upon such terms as they think fit, waive compliance with the whole or any part of this Clause 7 (other than 7.1.1).

8                                      Closing

8.1                           Closing: Subject to Clause 7 (Conditions precedent), the closing of the issue shall take place on the Closing Date, whereupon:

8.1.1                 Rule 144A Global Note Certificate: in respect of the Bonds which are to be represented initially by the Rule 144A Global Bond Certificate, the Issuer shall:

(a)                              Registration: cause such Bonds to be registered in the name of Cede & Co. as nominee for DTC for credit on the Closing Date to the accounts of the Managers with DTC in accordance with the directions of the Managers or to such other account(s) with DTC as the Managers may direct; and

(b)                             Delivery: deliver the Rule 144A Global Bond Certificate, duly executed on behalf of the Issuer and authenticated in accordance with the Agency Agreement, to a custodian designated for the purpose by DTC; and

8.1.2                 Regulation S Global Bond Certificate: in respect of the Bonds which are to be represented initially by the Regulation S Global Bond Certificate, the Issuer shall:

(a)                              Registration: cause such Bonds to be registered in the name of Cede & Co. as nominee for DTC for credit on the Closing Date to the accounts with DTC of depositaries, designated for the purpose by Euroclear and

Clearstream, Luxembourg, respectively, for credit on the Closing Date to the accounts of Euroclear and Clearstream, Luxembourg with such depositaries; and

(b)                             Delivery: deliver the Regulation S Global Bond Certificate, duly executed on behalf of the Issuer and authenticated in accordance with the Agency Agreement, to a custodian designated for the purpose by DTC; and

8.1.3                 Payment of net issue proceeds: against such registration and delivery, the Managers, shall procure the payment of the net proceeds of the issue of the Bonds (namely the Issue Price plus accrued interest (if any) less the fees and expenses (if any) that are to be deducted pursuant to Clause 9 and 10) to the Issuer by credit transfer in United States dollars for immediate value to such account as the Issuer has designated to the Managers.

8.2                           Commissions

The Issuer agrees to pay to the Managers a combined management and underwriting commission of 0.5 per cent of the aggregate principal amount of the Bonds, which total amount will be retained as to 55 per cent. by DB and as to 45 per cent. by J.P. Morgan (the “Commissions”). Such Commissions shall be deducted from the subscription moneys for the Bonds as provided in this Clause 8.

9                                      Expenses

9.1                           General Expenses: The Issuer agrees to pay:

(i)                                   all reasonable costs and expenses in connection with (a) the preparation and production of the Offering Circular (in proof and definitive form and any supplement or amendment thereto) and the listing particulars (if any), the Contracts and all other documents relating to the issue of the Bonds, (b) the initial delivery and distribution of the Bonds, (c) the listing of the Bonds on the Singapore Stock Exchange and (d) all advertising in relation to the issue of the Bonds approved by the Issuer and the Managers;

(ii)                                the documented fees and expenses of the Principal Paying Agent, the Trustee and the other agents appointed under the Agency Agreement in relation to the preparation and execution of the Contracts (including, without limitation, the fees and expenses of the Trustee’s legal advisers), the issue and authentication of the Bonds and the performance of their duties under the Contracts; and

(iii)                             the fees and expenses of legal advisers, accountants and any other advisers to the Issuer in relation to the issue and sale of the Bonds.

9.2                           Managers’ Expenses: In addition, the Issuer will reimburse the costs and expenses of the Managers in connection with the issue of the Bonds, including the reasonable fees and expenses of their legal advisers and all travelling, telecommunications, postage and other out-of-pocket expenses, which the Issuer authorises the Managers to deduct from the subscription moneys for the Bonds as provided in Clause 8 on the basis that the Managers account to the Issuer for any amount by which such costs and expenses fall short of the sum deducted and the Issuer pays subsequently for any amount by which such costs and expenses exceed the sum deducted.

9.3                           Payment: All payments due under this Agreement are to be made in U.S. dollars and are stated exclusive of any applicable tax whether income taxes, withholding taxes, value added taxes, goods and services taxes, business or services taxes or similar taxes other than taxes imposed in respect of net income by a taxing jurisdiction wherein the recipient is incorporated or resident for tax purposes (“Taxes”). If any deduction or withholding for or on account of Taxes is required to be made from any payment to the Managers, then the Issuer shall pay an additional amount so that the Managers receive, free from any such withholding, deduction, assessment or levy, the full amount of the payments set out herein (other than any profits tax that may arise on the commission payable to the Managers under this Clause 9). The Issuer shall make appropriate payments and returns in respect of such Taxes and provide the Managers with an original or authenticated copy of the tax receipt.

10                               Termination

10.1                    Ability to Terminate: Notwithstanding anything contained in this Agreement, the Managers may, by written notice to the Issuer given at any time prior to payment of the net subscription monies for the Bonds to the Issuer, terminate this Agreement in any of the following circumstances:

10.1.1          if there shall have come to the notice of the Managers any breach of, or any event rendering untrue or incorrect in any respect, any of the warranties and representations contained in this Agreement or any failure to perform any of the Issuer’s undertakings or agreements in this Agreement;

10.1.2          if any of the conditions specified in Clause 7 have not been satisfied or waived by the Managers on or prior to the Closing Date;

10.1.3          if there shall have been, since the date of this Agreement, any change, or any development involving a prospective change, in national or international monetary, financial, political or economic conditions (including any disruption to trading generally, or trading in any securities of the Issuer on any stock exchange or in any over-the-counter market) or currency exchange rates or foreign exchange controls such as would in the opinion of the Managers, be likely to prejudice materially the success of the Offering and distribution of the Bonds or dealings in the Bonds in the secondary market;

10.1.4          if, in the opinion of the Managers, there shall have occurred any of the following events: (i) a suspension or a material limitation in trading in securities generally on the New York Stock Exchange, the London Stock Exchange plc, the Singapore Stock Exchange and/or the Hong Kong Stock Exchange and/or any other stock exchange on which the Issuer’s securities are traded; (ii) a suspension in trading in the Issuer’s securities on the Hong Kong Stock Exchange or the Issuer’s American Depositary Receipts on the New York Stock Exchange and/or any other stock exchange on which any of the Issuer’s securities are traded; (iii) a general moratorium on commercial banking activities in the United States, Singapore, Hong Kong and/or the United Kingdom declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States, Hong Kong, Singapore or the United Kingdom; or (iv) a change or development involving a prospective change in taxation affecting the Issuer, the Bonds or the transfer thereof;

10.1.5          if there shall have occurred any event or series of events (including the occurrence of any local, national or international outbreak or escalation of disaster, hostility, insurrection, armed conflict, act of terrorism, act of God or epidemic) as would in the opinion of the Managers, be likely to prejudice materially the success of the Offering and distribution of the Bonds or dealings in the Bonds in the secondary market.

10.2                    Consequences of Termination: Upon such written notice being given this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except for any antecedent breach and that the Issuer shall remain liable under Clause 5.3 and remain liable for the payment of all costs and expenses referred to in Clause 9 and already incurred or incurred in consequence of such termination, the Managers shall remain liable under Clause 2.2 and the respective obligations of the parties under Clause 11 which would have continued had the arrangements for the subscription and issue of the Bonds been completed, shall continue.

11                               Survival of Representations and Obligations

The representations, warranties, agreements, undertakings and indemnities in this Agreement shall continue in full force and effect despite completion of the arrangements for the subscription and issue of the Bonds or any investigation made by or on behalf of the Managers.

12                               Communications

Addresses: Any communication shall be given by letter, fax or telephone in the case of notices to the Issuer, to it at:

No. 18 Zhangjiang Road
Pudong New Area
Shanghai 201203
The People’s Republic of China

Fax no.:	+86 21 5080 4000 (ext. 27368)
Attention:	Gareth Kung

and in the case of notices from the Issuer, to each Manager at:

Deutsche Bank AG, Singapore Branch
One Raffles Quay
#17-00 South Tower
Singapore 048583

Fax No.:	+65 6883 1769
Attention:	Global Risk Syndicate

J.P. Morgan Securities plc
25 Bank Street
Canary Wharf
London
E14 5JP
United Kingdom

Fax:	+44 20 3493 0682
Attention:	Head of Debt Syndicate and Head of EMEA Debt Capital Markets Group

with a copy to:

J.P. Morgan Securities plc
c/- 28/F Chater House
8 Connaught Road
Central
Hong Kong

Fax:	+852 2877 0736
Attention:	Head of Debt Syndicate

12.1                    Effectiveness: Any such communication shall take effect, in the case of a letter, at the time of delivery, in the case of fax, at the time of despatch or, in the case of telephone, when made.

12.2                    Confirmations: Any communication not by letter shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.

13                               Currency Indemnity

13.1                    Currency of Account and Payment: U.S. dollars (the “Contractual Currency”) is the sole currency of account and payment for all sums payable by a party under or in connection with this Agreement, including damages.

13.2                    Extent of discharge: An amount received or recovered in a currency other than the Contractual Currency (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or otherwise), by a party hereto in respect of any sum expressed to be due to it from another party will only discharge that party to the extent of the Contractual Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

13.3                    Indemnity: If that Contractual Currency amount is less than the Contractual Currency amount expressed to be due to the recipient under this Agreement, the relevant party will indemnify the recipient against any loss sustained by it as a result. In any event, the relevant party will indemnify the recipient against the cost of making any such purchase.

13.4                    Indemnity separate: The indemnities in this Clause 13 and in Clause 5.3 constitute separate and independent obligations from the other obligations in this Agreement, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by either party hereto and will continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

14                               Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

15                               Governing Law and Jurisdiction

15.1                    Governing law: This Agreement, as to which time shall be of the essence, and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

15.2                    Jurisdiction:

15.2.1          The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in any such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. These submissions are made for the benefit of the Managers and shall not limit the right of the Managers to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

15.2.2          The Issuer irrevocably appoints Trusec Limited, 2 Lambs Passage, London EC1Y 8BB as its authorised agent for service of process in England. If for any reason such agent shall cease to be such agent for service of process, the Issuer shall forthwith, on request of the Managers, appoint a new agent for service of process in England and deliver to the Managers a copy of the new agent’s acceptance of that appointment within 30 days. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

16                               Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

This Agreement has been entered into on the date stated at the beginning.

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

By:

Signature Page — Subscription Agreement

DEUTSCHE BANK AG, SINGAPORE BRANCH

By:	By:

Signature Page — Subscription Agreement

J.P. MORGAN SECURITIES PLC

By:

Signature Page — Subscription Agreement

SCHEDULE 1
SELLING RESTRICTIONS

No action has been taken or will be taken in any jurisdiction by the Managers that would, or is intended to, permit a public offering of the Bonds, or possession or distribution of the Offering Circular or any amendment or supplement thereto or any other offering or publicity material relating to the Bonds, in any country or jurisdiction where action for that purpose is required. Each Manager will comply with all applicable securities laws and regulations in each jurisdiction in which it acquires, purchases, offers or sells Bonds or has in its possession or distributes the Offering Circular or any amendment or supplement thereto or any other offering material, in all cases at its own expense. The Issuer will not have any responsibility for, and each of the Managers and the subscribers will obtain any covenant, approval or permission required by it for, the acquisition, offer, sale or delivery by it of the Bonds under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any acquisition, offer, sale or delivery. The Managers are not authorised to, and will not, make any representation or use any information in connection with the issue, subscription and sale of the Bonds other than as contained in the Offering Circular or any amendment or supplement thereto.

1                                      United States: Each Manager acknowledges and agrees that the Bonds have not been and will not be registered under the U.S. Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Each Manager represents and warrants that it has not offered or sold, and agrees that it will not offer or sell, any Bonds constituting part of its allotment within the United States except in accordance with Rule 903 of Regulation S or to those persons it reasonably believes is to be qualified institutional buyers in accordance with Rule 144A under the Securities Act. Accordingly, each Manager represents, warrants and agrees that neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Bonds. Terms used in this paragraph have the meaning given to them by Regulation S and Rule 144A.

Each Manager represents, warrants and agrees that neither it nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)), nor any person acting on its or their behalf has engaged or will engage in any form of “general solicitation” or “general advertising” (within the meaning of Regulation D) in connection with any offer and sale of the Bonds in the United States.

Each Manager represents, warrants and agrees that it may arrange for the offer and resale of Bonds in the United States directly or through their respective U.S. broker-dealer affiliates only to qualified institutional buyers in accordance with Rule 144A.

2                                      United Kingdom: Each Manager represents, warrants and agrees that:

2.1                           it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of any Bonds in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and

2.2                           it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

3                                      Hong Kong: Each Manager represents and agrees that:

(i)                                   it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Bonds other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(ii)                                it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong (who will not, in contravention of, inter alia, the CO, sell, offer or market the Bonds to persons who are public in Hong Kong, or who are not within the definition of “professional investors”) or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

4                                      Singapore: Each Manager acknowledges that the Offering Circular will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Manager represents, warrants and agrees that it has not offered or sold any Bonds or caused such Bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell such Bonds or cause such Bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the Offering Circular or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Bonds, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

5                                      Japan: Each Manager represents and agrees that the Bonds have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and that the Bonds which it subscribes will be subscribed by it as principal and that, in connection with the offering of the Bonds, it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Bonds in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and other relevant laws and regulations of Japan.

6                                      Cayman Islands: No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the Bonds unless the Issuer is listed on The Cayman Islands Stock Exchange.

SCHEDULE 2
FORM OF CERTIFICATE CONFIRMING NO MATERIAL ADVERSE CHANGE

[ON THE LETTERHEAD OF THE ISSUER]

To:

Deutsche Bank AG, Singapore Branch

One Raffles Quay

#17-00 South Tower

Singapore 048583

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London

E14 5JP

United Kingdom

with a copy to:

J.P. Morgan Securities plc

c/- 28/F Chater House

8 Connaught Road

Central

Hong Kong

(as the Managers)

7 October 2014

Dear Sirs

SUBSCRIPTION AGREEMENT RELATING TO SUBSCRIPTION OF US$500,000,000 4.125 PER CENT. BONDS DUE 2019

Pursuant to the Subscription Agreement dated 25 September 2014 (the “Agreement”) made between inter alios, (1) Semiconductor Manufacturing International Corporation (the “Issuer”) and (2) yourselves as Managers, I hereby confirm, on behalf of the Issuer, that as at today’s date (i) the representations and warranties of the Issuer set forth in the Agreement are true, accurate and correct in all material respects at, and as if made on, today’s date; (ii) the Issuer has performed all of its obligations under the Agreement to be performed on or before today’s date and (iii) there has been no material adverse change nor any development or event involving a prospective material adverse change in the assets and liabilities, financial position and performance, profits and losses and prospects of the Issuer or the Group since the audited consolidated financial statements of the Group dated 30 June 2014.

Yours faithfully

For and on behalf of
SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

Yonggang Gao

Chief Financial Officer

SCHEDULE 3
UNDERWRITING COMMITMENTS FOR THE BONDS

Managers	Principal Amount of Bonds to be Subscribed
Deutsche Bank AG, Singapore Branch	US$	275,000,000

J.P. Morgan Securities plc	US$	225,000,000

SCHEDULE 4
TERM SHEET

Semiconductor Manufacturing International Corporation

U.S.$500,000,000 4.125 per cent. Notes due 2019

September 25, 2014

Issuer:	Semiconductor Manufacturing International Corporation
Issue Rating (expected):	BBB- (S&P)
Type:	Fixed Rate Bonds
Market:	Rule 144A and Regulation S
Currency:	U.S. Dollars
Issue Size:	U.S.$500,000,000
Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof
Tenor:	5 years
Settlement Date:	October 7, 2014
Maturity Date:	October 7, 2019
Issue Price:	98.963 per cent.
Interest Rate:	4.125 per cent. per annum (payable semi-annually)
Interest Payment Dates:	April 7 and October 7 of each year
Benchmark:	UST 5yr
Benchmark Yield:	1.758 per cent.
Re-offer Yield	4.358 per cent.
Re-offer UST Spread:	UST + 260 basis points
Day Count Fraction:	30/360
Listing:	SGX-ST
Law:	English law
CUSIP:	81663N AA5 (Rule 144A) G8020E AB7 (Regulation S)
ISIN:	US81663NAA54 (Rule 144A) USG8020EAB77 (Regulation S)
Common Code:	111618801 (Rule 144A) 111618810 (Regulation S)
Form of the Bonds:	Registered Global Certificates
Joint Lead Managers:	Deutsche Bank AG, Singapore Branch J.P. Morgan Securities plc

The Issuer has prepared a preliminary offering circular dated September 17, 2014 (the “Preliminary Offering Circular”) to which this information relates. This pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Circular. The information in this term sheet supplements the Preliminary Offering Circular and supersedes the information therein to the extent there are any inconsistencies. Before you invest in the Bonds, you should read the Preliminary Offering Circular for more information concerning the Issuer and the Bonds. Terms not defined herein shall have the meanings ascribed to them in the Preliminary Offering Circular.

THE INFORMATION CONTAINED HEREIN DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION.

THE BONDS HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD WITHIN THE UNITED STATES ONLY TO “QUALIFIED INSTITUTIONAL BUYERS” IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, AND OUTSIDE THE UNITED STATES IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT. PROSPECTIVE PURCHASERS ARE HEREBY NOTIFIED THAT A SELLER OF ANY BOND WITHIN THE UNITED STATES MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A. THERE WILL BE NO PUBLIC OFFER IN THE UNITED STATES.

The distribution of this pricing term sheet in certain jurisdictions may be restricted by law and therefore persons into whose possession this pricing notification comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions could result in a violation of the laws of such jurisdiction. In addition, this pricing term sheet may only be distributed in the United States to persons reasonably believed to be Qualified Institutional Buyers.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

SCHEDULE 5
FORM OF CFO CERTIFICATE

[ON THE LETTERHEAD OF THE ISSUER]

Deutsche Bank AG, Singapore Branch
One Raffles Quay
#17-00 South Tower
Singapore 048583

J.P. Morgan Securities plc
25 Bank Street
Canary Wharf
London
E14 5JP
United Kingdom

with a copy to:

J.P. Morgan Securities plc
c/- 28/F Chater House
8 Connaught Road
Central
Hong Kong

(as the Managers)

25 September 2014

Dear Sirs,

Re: Offering of US$500,000,000 4.125 per cent. Bonds due 2019 (the “Bonds”) by Semiconductor Manufacturing International Corporation ( the “Issuer”)

We refer to the Subscription Agreement dated 25 September 2014 between and the Issuer and yourselves as Managers (the “Subscription Agreement”) in connection with the preliminary offering circular dated 17 September 2014 and final offering circular dated 25 September 2014 (collectively, the “Offering Circular”), relating to the Bonds offered outside the United States in reliance upon Regulation S of the United States Securities Act of 1933, as amended (the “Securities Act”) and in the United states in reliance upon Rule 144A under the Securities Act (the “Offering”).

Expressions, which are given defined meanings in the Subscription Agreement, have the same meanings herein.

I, Yonggang Gao, an authorised officer of the Issuer, do hereby certify, in my capacity as Chief Financial Officer of the Issuer and not personally, to the Managers as follows:

(a) I am responsible for financial and accounting matters with respect to the Issuer and am familiar with the Issuer’s accounting records;

and (b) I have read the operating and management data identified by a “circle” on the selected pages from the Offering Circular, attached hereto as Appendix 1, and I have compared the data to the corresponding data appearing in the Issuer’s accounting books and records or schedules prepared by the Issuer and found such amounts to be in agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first referred to above.

By:

Title:

SCHEDULE 6
ADDITIONAL WRITTEN COMMUNICATIONS

The final term sheet set forth in Schedule 4.

The roadshow presentation dated as of 17 September 2014 and used during investor meetings from 18 September 2014 to 24 September 2014.